Exhibit 10

EXECUTION COPY

October 11, 2018

Anthony G. Ambrosio

c/o CBS Corporation

51 W. 52nd Street

New York, NY 10019

Dear Tony:

This letter (“Separation Agreement”) is to confirm the terms of your separation from CBS Corporation (“CBS”), effective November 1, 2018 (the “Separation Date”).

1.

Separation Date. You hereby resign from CBS and CBS accepts your resignation on the following terms, effective on the Separation Date. You recognize and agree that your employment with CBS ceases on the Separation Date. This will also confirm that CBS and you have mutually determined to terminate your employment pursuant to the employment agreement between you and CBS, dated as of September 29, 2016 and as subsequently amended by letter agreement dated August 4, 2017 (together, the “Employment Agreement”), effective as of the Separation Date. The provisions of the Employment Agreement intended to survive your termination of employment and which are not superseded by this Separation Agreement shall remain in effect as written, and for purposes of the Employment Agreement and this Separation Agreement, you shall be deemed to have resigned your employment pursuant to paragraph 7(c)(i) of the Employment Agreement.

2.	Receipt of All Monies Owed. You acknowledge that you are entitled to receive the following, all subject to necessary withholdings and deductions:

(a)	all salary, wages, or other compensation accrued through the Separation Date to the extent not already paid; and

(b)	payment for all unused vacation and/or personal days accrued through the Separation Date, in accordance with company policy; and

In addition, CBS will reimburse you for any outstanding bona fide business expenses that are incurred on or prior to the Separation Date and properly documented and submitted no later than November 30, 2018. CBS will reimburse you within thirty (30) calendar days following the date on which CBS receives appropriate documentation with respect to such expenses, but in no event later than December 31st of the year following the year in which such expenses are incurred.

Anthony G. Ambrosio

October 11, 2018

If you and/or your eligible dependents participated in the CBS Medical, Dental and/or Vision Plans at the Separation Date, you and/or your eligible dependents will be covered under those plans for thirty (30) calendar days immediately following the Separation Date, at no cost to you, and you will receive such benefit whether or not you sign this Separation Agreement. Thereafter, you will be eligible to enroll in the CBS Retiree Medical Plan and will be offered temporary continuation of your CBS Dental coverage under COBRA (see Section 3(d) below).

Your receipt of the payments and benefits set forth in this Section 2 is not contingent upon your execution of this Separation Agreement. You also acknowledge that (i) prior to execution of this Separation Agreement, you have at all times been properly compensated in accordance with applicable laws; (ii) except as provided by this Separation Agreement, no other monies are owed to you and CBS has paid to you all wages that it concedes are owed to you; and (iii) CBS is not requiring that you execute this Separation Agreement in order to obtain any wages concededly owed to you.

3.

Severance Payments and Benefits. In consideration of your signing the general release and waiver of claims attached as Exhibit A to this Separation Agreement within 60 days following (but not before) the Separation Date, which contains a general release and discharge of legal claims (“Release of Claims”), CBS will provide you with the compensation and benefits described in paragraph 7(c)(ii) of the Employment Agreement and the additional compensation set forth below, each of which you would otherwise not be entitled to receive, as follows:

(a)

Salary Severance Payment: Severance pay equal to 18 months of your current annual base salary of $1,250,000, an amount that totals $1,875,000 (the “Salary Severance Payment”). The Salary Severance Payment shall be paid out over time in accordance with the normal payroll cycles of CBS in the manner described in paragraph 7(c)(ii)(A) of the Employment Agreement, beginning on the next regular payroll date which follows the “Release Effective Date” as defined in Section 4 below.

(b)

2018 Bonus: A payment relating to your bonus for 2018 in the amount of $1,302,083 (which amount reflects your target bonus for fiscal year 2018 prorated through the Separation Date), payable in a lump sum within thirty (30) days following the Separation Date. Additionally, you will be eligible to receive additional bonus compensation for fiscal year 2018, which amount will be determined by the Chief Executive Officer of CBS in his sole discretion. Such additional payment, if any, shall be payable between January 1, 2019 and March 15, 2019 at the same time that bonuses are paid to senior executives of CBS.

(c)	Bonus Severance: Additional severance pay in an amount of $2,970,000 (the “Bonus Severance”). Bonus Severance shall be paid out over time in

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October 11, 2018

accordance with the provisions of paragraph 7(c)(ii)(B) of the Employment Agreement (i.e., 2/12 of the amount will be paid out in 2019, 12/12 of the amount will be paid out in 2020, and 4/12 of the amount will be paid out in 2021).

(d)

Health Benefit Coverage: Medical and dental insurance coverage for you and your eligible dependents at no cost to you (except as hereafter described) pursuant to the CBS medical and dental benefit plans in which you participated on the Separation Date for a period of eighteen (18) months following the Separation Date, or if earlier, the date on which you become eligible for medical or dental coverage, as the case may be, from a third party, which period of coverage shall be considered to run concurrently with the COBRA continuation period.

Notwithstanding the foregoing, as described in Section 2 above you are entitled to free coverage under the CBS medical, dental and/or vision plans in which you were participating on the Separation Date for a period of thirty (30) days, and after that period you are eligible to enroll in the CBS Retiree Medical Plan. If you elect to continue medical coverage under the immediately preceding provision and not the CBS Retiree Medical Plan, you must complete a CBS Retiree Medical Coverage Waiver Form in order to commence continuation of your CBS medical coverage under COBRA. This form may be requested from CBS Human Resources and should be returned to the CBS Corporate Benefits Department at the address provided on the form before your COBRA election period expires.

Please note that if you do not elect to enroll in the CBS Retiree Medical Plan when you are first eligible to do so, you will not be able to enroll in that plan at a later date.

(e)	Life Insurance Coverage: Life insurance coverage under CBS’s policy in effect on the Separation Date in the amount then furnished to CBS employees at no cost to you until September 28, 2020.

(f)	Vesting of Equity Awards: your outstanding CBS LTMIP equity grants shall be treated as follows:

(i)

all outstanding stock option awards (or portions thereof) that have not vested and become exercisable on or before the Separation Date, but which would otherwise have vested on or before the 18th month anniversary of the Separation Date, shall accelerate, vest and become exercisable on the Release Effective Date;

(ii)	all outstanding stock option awards (or portions thereof) that have not vested and become exercisable on or before the Separation Date, but which would otherwise have vested during the period

Anthony G. Ambrosio

October 11, 2018

beginning immediately following the 18th month anniversary of the Separation Date and ending on the 40th month anniversary of the Separation Date, shall vest and become exercisable in accordance with their established vesting schedule, subject to your continued compliance with the obligations set forth in paragraphs 6(a) and 6(b) of the Employment Agreement during such 22-month continued vesting period;

(iii)	all outstanding stock options (or portions thereof), including those vesting pursuant to Sections 3(f)(i) or (ii), shall remain exercisable until their expiration dates;

(iv)

all outstanding restricted share units (or portions thereof) that would have vested on or before the 18th month anniversary of the Separation Date shall immediately vest on the Release Effective Date, but delivery of shares in settlement of such awards shall occur in accordance with the established vesting and settlement schedule for such awards as though their vesting were not accelerated on the Release Effective Date (and with respect to the performance-based restricted share units granted on February 22, 2018, those units will be deemed to have been earned at target level performance); and

(v)

all outstanding restricted share units (or portions thereof) that would have vested during the period beginning immediately following the 18th month anniversary of the Separation Date and ending on the 40th month anniversary of the Separation Date, shall continue to vest and be settled in accordance with their established vesting schedule, subject to your continued compliance with the obligations set forth in paragraphs 6(a) and 6(b) of the Employment Agreement during such 18-month continued vesting period.

(vi)	All outstanding equity-based awards remain subject to administrative provisions of the LTIP (as such term is defined in the Employment Agreement).

Notwithstanding paragraph 7(c)(ii) of the Employment Agreement, mitigation of CBS’s severance obligation will not be required after the first twelve (12) months following the Separation Date.

4.

Release Effective Date. As set forth in paragraph 7(j) of the Employment Agreement, the payments and benefits set forth in Section 3 are expressly conditioned upon (x) your execution on or after the Separation Date and delivery to CBS of the Release of Claims attached hereto as Exhibit A and (y) such Release of Claims becoming effective and irrevocable in its entirety (i.e., the expiration of the seven (7) day revocation period), within sixty (60) days following the

Anthony G. Ambrosio

October 11, 2018

Separation Date (i.e., on or before December 31, 2018) (the “Release Effective Date”). If at any time during such 60-day period any cash severance payments are scheduled to be paid to you pursuant to Section 3, and you have not executed the Release of Claims and/or it has not become effective and irrevocable in its entirety, then any such cash severance payments shall be held and accumulated without interest and shall be paid to you on the first regular payroll date following the Release Effective Date. Similarly, vesting of any outstanding equity awards shall be suspended until the Release Effective Date. Your failure or refusal to timely sign and deliver the Release of Claims or your revocation of an executed and delivered Release of Claims in accordance with applicable laws, whether intentionally or unintentionally, will result in the forfeiture of the payments and benefits under Section 3.

5.

Continued Application of Certain Covenants. (a) You acknowledge and agree that all restrictive covenants set forth in your Employment Agreement, including, without limitation, the covenants set forth in paragraphs 6(a) (Non-Compete); 6(b) (Non-Disclosure of Confidential Information); 6(c) (Non-Solicitation); 6(d) (Ownership of Work Product); 6(e) (Litigation); 6(f) (Interviews and Speeches, etc.); and 6(g) (Company Property) shall each continue to apply for the time period following the Separation Date as set forth in the terms of such provisions.

(b)    Paragraph 6(h) of the Employment Agreement is hereby superseded as follows:

(i)    Each of you and the CBS Parties (as defined in subsection (b) below) mutually agree that you will not, directly or indirectly, publicly criticize, ridicule or make any statement or announcement that disparages or is derogatory of the other party. For purposes of clarity and avoidance of doubt, you agree not to criticize the results of the internal investigation contemplated by the Settlement and Release Agreement, dated as of September 9, 2018, by and among CBS, National Amusements, Inc., et al. (the “Settlement Agreement”), the manner in which such internal investigation was conducted and the timeliness of the commencement or conclusion of the internal investigation. Notwithstanding the foregoing, neither party shall be prohibited from (A) making statements in response to statements made by the other party that criticize, ridicule or which are disparaging or derogatory, provided that the responsive statements do not criticize or ridicule and are not disparaging or derogatory; (B) cooperating with the internal investigation; or (C) complying with or responding to any subpoena, regulatory inquiry or other legal process that is not initiated by the other party, provided that the parties remain subject to the provisions of paragraph 6(e) of the Employment Agreement regarding any litigation or other proceedings concerning CBS.

(ii)    For purposes of subsection (b)(i), references to “you” shall include your agents, attorneys and representatives, and the term “CBS Parties” shall

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October 11, 2018

mean the persons included within the definition of “Parties” within the Settlement Agreement, CBS’s related entities and any of CBS and its related entities’ respective attorneys, officers, directors and employees at the level of Senior Vice President and above. Additionally, the term “statement” as used in the previous subsection (b)(i) includes, without limitation, comments or statements, written or oral, to the press, media or any third-party (including online social media websites and platforms administered by you or a third-party), about the CBS Parties that would reasonably be expected to adversely affect in any manner the conduct of business (or prospective business) or the reputation of the other party.

(c)    Nothing in this Separation Agreement shall prohibit you from disclosing matters that are protected under any applicable whistleblower laws, including reporting possible violations of laws or regulations, or responding to inquiries from, or testifying before, any governmental agency or self-regulating authority, all without notice to or consent from CBS. Additionally, you hereby are notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (i) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (ii) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (iii) to your attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

6.

Preservation of Certain Rights. Nothing in Exhibit A or elsewhere in this Separation Agreement shall prevent or prohibit you from filing any claim that cannot be waived and/or relinquished pursuant to applicable laws, including but not limited to the right to file a charge or participate in any investigation with the Equal Employment Opportunity Commission or any other governmental or administrative agency that is responsible for enforcing a law on behalf of the government. However, you also acknowledge and understand that because you are waiving and releasing all claims for monetary damages and any other form of personal relief, you may only seek and receive non-personal forms of relief through any such claim.

7.

Reference Inquiries. In response to any reference inquiries, consistent with current CBS policy, CBS will only release your dates of employment and last position held. You agree to direct any such inquiries to the Senior Executive Vice President, Chief Legal Officer.

Anthony G. Ambrosio

October 11, 2018

8.	Communications. CBS agrees that you shall be given a reasonable opportunity to review and approve the content of any external announcement regarding your separation from CBS prior to its release.

9.

Return of Company Property. You will return to CBS, as soon as practicable, all copies of all files, materials and all other documents in your possession, whether or not prepared by or for you, relating to the business or affairs of CBS or any of its officers, directors, or employees. Additionally, on or before the Separation Date you must return all CBS-owned property, including but not limited to identification cards, credit cards, purchasing cards, keys, and equipment.

10.

Passwords. You agree that at CBS’s request, you will disclose to CBS all passwords to all password protected files, software and hardware which have been created or protected by you and which are on CBS’s computers.

11.

Section 409A (Tax Implications). To the extent applicable, it is intended that the compensation arrangements under the Separation Agreement be in full compliance with Section 409A. The Separation Agreement shall be construed in a manner to give effect to such intention. In no event whatsoever (including, but not limited to, as a result of this section or otherwise) shall CBS, CBS Corporation or any of CBS Corporation’s affiliated companies be liable for any tax, interest or penalties that may be imposed on you under Section 409A. Neither CBS, CBS Corporation nor any of CBS Corporation’s affiliated companies shall have any obligation to indemnify or otherwise hold you harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto. Each payment made pursuant to any provision of this Separation Agreement shall be considered a separate payment and not one of a series of payments for purposes of Section 409A. You acknowledge that you have been advised to obtain independent legal, tax or other counsel in connection with Section 409A.

12.

Dispute Resolution and Governing Law. You and CBS agree that any disputes arising out of or relating to this Separation Agreement or to a breach or alleged breach thereof will be resolved in accordance with the provisions of paragraph 17 of the Employment Agreement. This Separation Agreement and all matters and issues collateral related thereto shall be governed by the laws of the State of New York applicable to contracts performed entirely therein.

13.

Severability. This Separation Agreement has several distinct provisions. The parties have attempted to create an agreement that is lawful and enforceable in all respects. Should any part, term, or provision of this Separation Agreement be declared or determined by any Court or other tribunal of appropriate jurisdiction to be invalid or unenforceable, any such invalid or unenforceable part, term, or provision shall be automatically deemed amended to give the fullest effect possible to the original intent of the affected provision (and if not capable of being so amended, only the provision so affected shall be deemed stricken or severed) and any and all of the other terms of the Separation Agreement, as so

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October 11, 2018

amended, or in the absence of the affected provision, shall remain in full force and effect to the fullest extent permitted by law.

14.

The Effect on Your Employment Agreement. This Separation Agreement contains the entire understanding between you and CBS with respect to the subject matter thereof. This Separation Agreement will supersede your Employment Agreement to the extent that any provisions of this Separation Agreement are inconsistent with those of the Employment Agreement. You and CBS hereby acknowledge our mutual intent that the provisions of the Employment Agreement intended to survive the termination of your employment and which are not superseded by this Separation Agreement shall remain in effect as written. Either party’s failure to insist upon strict adherence to any term of this Separation Agreement shall not be considered a waiver, or deprive either party of the right thereafter to insist on strict adherence to that or any other term of this Separation Agreement.

15.	Paragraph Captions. All paragraph captions in this Separation Agreement are inserted for convenience of reference only and shall not be considered in construing this Separation Agreement.

16.

Time to Consider the General Release. You understand and agree that by executing the Release of Claims attached hereto as Exhibit A following your Separation Date, you are waiving and releasing any rights or claims that you may have under the Age Discrimination in Employment Act (“ADEA”). You understand that you are not waiving rights or claims that may arise after the date the Release of Claims is executed. You further represent that you understand you may revoke the Release of Claims within seven (7) calendar days of signing it. You understand that to revoke the Release of Claims, you must put the revocation in writing and deliver it by hand or mail or email to Lawrence P. Tu, Sr. EVP, Chief Legal Officer, 51 W. 52nd Street, New York, NY 10019 (if by email, to Mr. Tu’s corporate email address). For such revocation to be effective, written notice must be received by CBS no later than the seventh (7) calendar day after you sign the Release of Claims. If you revoke the Release of Claims (or you fail or refuse to sign the Release of Claims) such that the Release of Claims does not become effective and irrevocable within the prescribed 60-day period described in Section 4 above, then your employment will still be terminated but you shall not be entitled to receive any of the payments or benefits described in Section 3 above.

17.

Consulting Services. (a) During the period beginning November 2, 2018 and extending through December 31, 2019, subject to earlier termination as set forth in Section 17(c) below (the “Consulting Period”), you will provide non-employee consulting services to include transition support, completion of special projects and such other services as may be requested by the Chief Executive Officer of CBS related to your former employment as Senior Executive Vice President, Chief Administrative Officer and Chief Human Resources Officer.

Anthony G. Ambrosio

October 11, 2018

(b)    CBS acknowledges and agrees that the Consulting Period does not require your exclusive services to CBS and that your performance of services in such non-employee capacity shall continue so long as you are able to perform duties as requested and any new employer authorizes such work, subject to the limitation on competitive activities as set forth in paragraph 6(a) of the Employment Agreement and Section 3(b) herein, which shall be deemed to apply during the Consulting Period. It is the intent of the parties, and the parties hereby acknowledge, that during the Consulting Period, the level of bona fide services reasonably anticipated to be performed by you in such non-employee capacity shall remain at a level such that your continued provision of services as a non-employee consultant during the Consulting Period shall not prevent you from being considered to have incurred a “separation from service” within the meaning of Section 409A of the Internal Revenue Code on the Separation Date, and for the avoidance of doubt, the parties intend that you shall have incurred a “separation from service” within the meaning of Section 409A of the Internal Revenue Code on the Separation Date.

(c)    For so long as you are ready, willing and able to provide consulting services through June 30, 2019, you will receive fees of One Hundred Thousand Dollars ($100,000) per month payable on the 15th day (or, if the 15th is not a business day, on the next business day thereafter) of each calendar month. For the portion of the Consulting Period from November 2, 2018 through June 30, 2019, the consulting services may be terminated at any time by you for any reason or at any time by CBS if the Chief Executive Officer of CBS reasonably determines, in good faith, that you are no longer available to provide the services. Upon such termination, you will be owed any fees that are payable through the termination date that have not yet been paid. After June 30, 2019, your service as a consultant shall continue on a month-to-month basis for the remainder of calendar year 2019 at the same monthly fee; provided that either party may terminate the Consulting Period at any time following June 30, 2019 upon thirty (30) days prior written notice to the other party, with no liability except for the payment by CBS of the consulting fee for such 30 day period and your provision of services for such 30 days. In addition to the monthly consulting fee, you will be eligible to receive a bonus for 2019 based upon the Chief Executive Officer’s assessment of your performance as a consultant during the Consulting Period, which consulting bonus shall not exceed One Million Two Hundred Thousand Dollars ($1,200,000), subject to proration if the Consulting Period should be terminated for any reason prior to December 31, 2019. Any such consulting bonus will be paid within sixty (60) days following the expiration of the Consulting Period. The Chief Executive Officer shall also consider granting to you profit unit interests in Givewith LLC in 2019, subject to the Chief Executive Officer’s assessment of your performance as a consultant during the Consulting Period (with a particular emphasis on your assistance in transitioning management oversight of the CBS EcoMedia business unit and CBS’s investment in Givewith LLC) and to any approval by Givewith LLC’s Founder. CBS also

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October 11, 2018

agrees to reimburse you for reasonable business expenses incurred in the course of performing the consulting services hereunder as soon as practicable after submission of appropriate documentation substantiating the expenses in accordance with CBS practice, but in no event later than December 31st of the calendar year following the calendar year in which the expenses were incurred.

(d)    The provisions of this Section 17 represent an arrangement for your personal services and may not be subcontracted or assigned by you in any fashion, whether by operation of law, or by conveyance of any type. While you are providing services during the Consulting Period, your relationship with CBS is that of an independent contractor, and nothing herein is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship with CBS. While you are a consultant, you are not authorized to make any representation, contract or commitment on behalf of CBS unless specifically requested or authorized in writing to do so by an officer of CBS. You shall bear all expenses associated with the provision of services during the Consulting Period; provided, however, that you shall be eligible to receive expense reimbursement as forth in paragraph 17(c) above. You agree that you will be solely responsible for, and will file all tax reporting and payments required to be filed with, or made to, any tax authorities with respect to the performance of services and receipt of fees relating to your consulting services.

18.

Counterparts and Electronic Transmission. This Separation Agreement may be executed in counterpart originals, each of which shall be an original, with the same effect as if the signatures were upon the same instrument. Delivery of an executed counterpart of this Separation Agreement by facsimile or by electronic transmission (e.g., .pdf or .tif file) shall be effective as delivery of an original executed counterpart of this Separation Agreement, but each party hereto shall then each deliver to the other party hereto within a reasonable time after execution of this Separation Agreement an original signature on the Separation Agreement.

19.	Review of this Agreement Prior to Signing. You represent and agree that:

(a)

You have been advised in writing by CBS in this Separation Agreement that you should consult an attorney prior to signing this Separation Agreement or the attached Release of Claims (after the Separation Date) that you have been given an adequate opportunity to seek the advice of an attorney;

(b)

You have carefully read this Separation Agreement and the Release of Claims in their entirety, fully understand all of their terms, and are fully aware of the legal effect of the Separation Agreement and the Release of Claims; and

Anthony G. Ambrosio

October 11, 2018

(c)	You are voluntarily and knowingly entering into this Separation Agreement without the threat of coercion or duress and with the intent to be legally bound by its terms.

(d)

You acknowledge that you have been given not less than twenty-one (21) calendar days to review and consider signing the Release of Claims attached as Exhibit A to this Separation Agreement following the Separation Date, and understand that you have seven (7) calendar days to revoke it after signing.

[signature page to follow]

Please indicate your understanding and acceptance of the foregoing by signing in the space provided below and returning this Separation Agreement signed by you to the undersigned.

CBS CORPORATION

By:	/s/ Joseph R. Ianniello 10/12/18
Joseph R. Ianniello
President and Acting Chief Executive Officer

ACCEPTED AND AGREED TO:

/s/ Anthony G. Ambrosio
Anthony G. Ambrosio

10/11/2018
Date

Att. (Exhibit A – General Release and Discharge of Legal Claims)

Exhibit A

GENERAL RELEASE AND DISCHARGE OF LEGAL CLAIMS

I acknowledge, understand and agree that in consideration of CBS Corporation’s (“CBS”) agreement to pay me the payments and benefits described in Section 3 of the Separation Agreement between CBS and me dated October 11, 2018 (which payments and benefits are also described in paragraph 7(c)(ii) of the Employment Agreement between CBS and me dated as of September 28, 2016 and as subsequently amended on August 4, 2017 (the “Employment Agreement”)), l have no claim against CBS or any predecessor, or any subsidiaries and other related entities, and/or their respective officers, directors and employees (hereinafter collectively referred to as the “Company”) and I HEREBY WAIVE (GIVE UP) ANY CLAIMS WHICH I MAY NOW HAVE, WHETHER KNOWN OR UNKNOWN, AGAINST the Company, and will not now, or in the future, accept any recovery in any forum, nor will I pursue or institute any claim, suit or legal action against the Company or their successors and assigns, which is based upon or arises out of any aspect of my employment with or separation from the Company including, but not limited to, any claims for attorneys’ fees, any claims which l may have under any contract or policy, whether such contract or policy is written or oral, express or implied, and any claims which I may have based upon any Federal, State or Local statutes, orders or regulations, including but not limited to those concerning leaves of absence (including the Family and Medical Leave Act of 1993, as amended) and those concerning discrimination on any basis including, but not limited to, race, color, creed or religion, sex, sexual harassment, national origin, age (including the Age Discrimination in Employment Act of 1967, as amended), handicap or disability, marital status, height, weight, sexual orientation or genetic information.

Notwithstanding the foregoing, I have not waived and/or relinquished any rights I may have to file any claim that cannot be waived and/or relinquished pursuant to applicable laws, including the right to file a charge or participate in any investigation with the Equal Employment Opportunity Commission or any other governmental or administrative agency. In addition, I have not waived and/or relinquished any rights I may have to enforce the terms of the Separation Agreement (or the Employment Agreement, to the extent not superseded by the Separation Agreement), or any rights I may have to vested benefits under employee benefit plans (such as 401(k)) or the Company’s deferral plans; to indemnification under the Company’s articles of incorporation, by-laws or state law, to unemployment benefits (application for which CBS shall not contest) or workers’ compensation benefits.

I hereby expressly waive and release any and all rights, causes of action, liabilities, demands, and claims of any kind or nature under Section 1542 of the California Civil Code or any analogous state, local or federal law, and do so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542, which provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF

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KNOWN TO HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

This release is not intended to apply to insured or vested benefits, if any, for which I am eligible, pursuant to the terms of any employee benefit plan in which I am, or have been, a participant.

I HAVE CAREFULLY READ AND FULLY UNDERSTAND THE PROVISIONS OF THIS ACKNOWLEGMENT AND RELEASE OF CLAIMS. I UNDERSTAND THAT I HAVE THE RIGHT TO AND CONFIRM THAT I HAVE CONSULTED AN ATTORNEY BEFORE SIGNING THIS ACKNOWLEDGMENT AND RELEASE OF CLAIMS. I UNDERSTAND THAT I HAVE NOT LESS THAN 21 DAYS FROM THE DATE OF RECEIVING THIS ACKNOWLEDGMENT AND RELEASE OF CLAIMS TO CONSIDER IT AND TO CONSULT FURTHER WITH AN ATTORNEY. I ALSO UNDERSTAND THAT IF I SIGN THIS RELEASE, I HAVE SEVEN (7) DAYS TO REVOKE IT. I UNDERSTAND THAT TO REVOKE THIS RELEASE, I MUST PUT THE REVOCATION IN WRITING AND DELIVER IT BY HAND OR BY MAIL TO LAWRENCE P. TU, SENIOR EXECUTIVE VICE PRESIDENT, CHIEF LEGAL OFFICER, CBS CORPORATION, 51 WEST 52ND STREET, NEW YORK, NY 10019 (IF BY ELECTRONIC MAIL, TO MR. TU’S CORPORATE EMAIL ADDRESS) (IT MUST BE RECEIVED) WITHIN SEVEN (7) CALENDAR DAYS OF THE DATE I SIGNED IT. I FURTHER UNDERSTAND THAT PAYMENTS TO WHICH I MAY BECOME ENTITLED BY SIGNING THIS RELEASE WILL NOT BE PAID UNTIL AFTER THE 7 DAYS DURING WHICH I MAY REVOKE IT, OR AFTER THE TERMINATION DATE, WHICHEVER IS LATER I AM SIGNING THIS RELEASE VOLUNTARILY.

ANTHONY G. AMBROSIO

DATE

*	This Release of Claims is to be executed and returned to CBS no earlier than the Separation Date.

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